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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


DATE:         July 1, 1998

PARTIES:      ND Holdings, Inc.,                                          ("ND")
              an Oregon corporation
              c/o Peregrine Capital, Inc.
              9725 SW Beaverton Hillsdale Hwy., Ste. 350
              Beaverton, OR  97005-3366

              G.I. JOE'S, Inc.,                                        ("JOE'S")
              an Oregon corporation
              9805 Boeckman Dr.
              Wilsonville, OR  97070

     ND and JOE'S are referred to jointly as the Merging Corporations in some sections of this Agreement.


RECITALS:

     A. The Merging Corporations desire to effect a merger on the terms set forth in this Agreement, pursuant to the provisions of the Oregon Business Corporation Act.

     B. The Merging Corporations intend the merger to be a reorganization within the meaning of Internal Revenue Code ss.368(a)(1)(A).

AGREEMENT:

SECTION 1. MERGER OF MERGING CORPORATIONS

          1.1 Merger. At the Effective Date, as defined in Section 1.3, ND shall be merged with and into JOE'S, the separate existence of ND shall cease and JOE'S shall survive as a corporation under the name G. I. Joe's, Inc. (the "Surviving Corporation"), organized under and governed by the laws of the state of Oregon. From that time, the Surviving Corporation, shall possess all the rights, privileges, immunities, and franchises of each of the Merging Corporations; all property belonging to ND shall be transferred to and vested in the Surviving Corporation without further act or deed; the Surviving Corporation shall be responsible for all liabilities of each of the Merging Corporations.


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          1.2 Further Assurances. After the Effective Date, the officers and directors of ND last in office shall execute and deliver such deeds and other instruments and shall cause to be taken such further actions as shall reasonably be necessary in order to vest or perfect in the Surviving Corporation title to and possession of all the property, interests, assets, rights, immunities, and franchises of ND.

          1.3 Effective Date. The merger of ND and JOE'S shall become effective upon the filing of articles of merger pursuant to ORS 60.494. The date and time of such filing are herein called the Effective Date.

          1.4 Closing. Subject to the satisfaction of the conditions set forth in Section 6 of this Agreement, the closing of the contemplated transactions shall occur at the principal offices of JOE'S at 9805 Boeckman Dr., Wilsonville, Oregon 97070, at 10:00 a.m. on July 15, 1998, or at such other time and place as the Merging Corporations may mutually agree upon. At such time, the parties shall cause articles of merger to be filed and the merger to become effective.

SECTION 2. ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS, AND OFFICERS

     At the Effective Date:

          2.1 Articles of Incorporation. Restated Articles of Incorporation in the form attached as Schedule A shall be filed and thereafter shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

          2.2 Bylaws. Restated Bylaws in the form attached as Schedule B shall be the Bylaws of the Surviving Corporation until amended or repealed.

          2.3 Directors. Directors of the Surviving Corporation shall be: Norm Daniels, David Orkney and Roy Rose.

          2.4 Officers. The officers of the Surviving Corporation shall be:

               Norman Daniels, President, Chief Executive Officer and Chairman of the Board

               Phillip Pepin, Secretary; Vice-President, Finance; Treasurer and Chief Financial Officer


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               Edward Ariniello, Vice-President, Operations

SECTION 3. MANNER AND BASIS OF CONVERTING SHARES

          3.1 Conversion of Shares. At the Effective Date:

               3.1.1 Common stock of ND issued and outstanding immediately prior to the effective date shall be converted into shares of fully paid, non-assessable common stock of the Surviving Corporation as provided in the summary attached as Schedule C 1.

     Warrants of ND issued and outstanding immediately prior to the effective date shall be converted into shares of fully paid, non-assessable common stock of ND and then into shares of fully paid, non-assessable common stock of the Surviving Corporation as provided in the summary attached as Schedule C 1 and in the detailed listing attached as Schedule C 2 of the warrant holders and their respective post-merger shares in the surviving corporation.

     As noted below, this Merger Transaction is conditioned upon all of the ND warrant holders consenting to the procedure detailed above in this Section 3.1.1 as part of this Merger Transaction.

               3.1.2 Except as provided below, each share of common stock of JOE'S issued and outstanding immediately prior to the Effective Date shall be converted into shares of fully paid, non-assessable common stock of the Surviving Corporation as provided in the summary attached as Schedule C 1.

               3.1.3 Each share of common stock of JOE'S owned by ND immediately prior to the Effective Date shall be cancelled.

               3.1.4 Each share of Series A Non-Voting Redeemable Preferred Stock of ND shall be converted into 1/100th share fully paid, non-assessable Series A Non-Voting Redeemable Preferred Stock of the Surviving Corporation with the rights, preferences, restrictions and other matters relating to the Series A stock as detailed in Section 4.4 of Schedule A. The ND Shareholders listed on Schedule C 3 shall receive one (1) share of Series A Non-Voting Redeemable Preferred Stock of the Surviving Corporation for every one hundred (100) shares of ND Series A Non-Voting Redeemable Preferred Stock that they hold.


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               3.1.5 Any dissenting shares of the Merging Corporations will be cancelled in exchange for cash paid to the dissenting shareholder, as required by Oregon law.

          3.2 Adjustment of Conversion Ratio. If, between the date of this Agreement and the Effective Date, ND or JOE'S shall reclassify, combine, or subdivide any class of stock, or declare or pay any dividend or distribution in shares of any class of stock, or shall agree to do any of the foregoing as of a record date prior to the Effective Date, then an appropriate adjustment shall be made in the number of shares of common or preferred stock of the Surviving Corporation into which shares of common or preferred stock of ND would otherwise be converted by the merger.

3.3 Certificates for Shares.

     3.3.1 Except for cancelled shares as described above, each certificate which prior to the Effective Date represented shares of common stock of JOE'S, from and after the Effective Date, shall represent shares of common stock for the Surviving Corporation into which such shares are converted. Each holder of such shares upon surrender of the certificates to the Surviving Corporation, shall be entitled to receive a certificate evidencing the ownership of shares of the Surviving Corporation into which such shares of common stock of JOE'S are converted at the Effective Date.

     3.3.2 Each certificate which prior to the Effective Date represented shares of common, warrants to purchase common or preferred stock of ND, from and after the Effective Date, shall represent the number of shares of common or preferred stock of the Surviving Corporation into which such shares are converted. Each holder of shares of common, warrants to purchase common or preferred stock of ND which are converted in the merger into shares of common or preferred stock of the Surviving Corporation, upon surrender of the certificate or warrant therefor to the Surviving Corporation, shall be entitled to receive a certificate evidencing the ownership of shares of the Surviving Corporation into which such shares of common, warrants to purchase common and preferred stock of ND are converted at the Effective Date.


SECTION 4. REPRESENTATIONS AND WARRANTIES OF ND

          4.1 Corporate Organization. ND is a corporation duly organized and validly existing under the laws of the state of Oregon. ND has the corporate power and authority to own or lease all of its properties and assets and to carry on its business


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as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on it.

          4.2 Capitalization. The authorized capital stock of ND consists of 30,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. There are currently issued and outstanding 600,000 shares of common stock, 8,500,000 shares of preferred stock and warrants to purchase 400,000 shares of common stock.

          4.3 Validity of Shares. All the common stock and preferred stock to be tendered to the Surviving Corporation in connection with the Merger shall be validly issued, fully paid and nonassessable.

          4.4 Authority; No Violation.

               4.4.1 ND has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ND. No other corporate proceedings on the part of ND are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ND and (assuming due authorization, execution and delivery by Company and the Shareholders) constitutes valid and binding obligations of ND, enforceable against ND in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               4.4.2 Neither the execution and delivery of this Agreement by ND nor the consummation by ND of the transactions contemplated hereby, nor compliance by ND with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of ND or (ii) assuming that the consents and approvals referred to in Sections 6.1 and 6.2 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to ND or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or


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the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge, or other encumbrance upon any of the respective properties or assets of ND under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which ND is a party, or by which it or any of its properties or assets may be bound or affected.

          4.5 Consents and Approvals. Except for the filing of the Articles of Merger with the Oregon Secretary of State pursuant to ORS 60.494, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by ND of this Agreement and (B) the consummation by ND of the Merger and the other transactions contemplated hereby.

          4.6 Accredited Investors. All shareholders of ND common stock and preferred stock and the holders of warrants to purchase the common stock of ND are "accredited investors" as such term is defined in Rule 501 of the Securities Act of 1933 as amended.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF JOE'S

          5.1 Corporate Organization. JOE'S is a corporation duly organized and validly existing under the laws of the state of Oregon. JOE'S has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on it.

          5.2 Capitalization. The authorized capital stock of JOE'S consists of 5,000,000 shares of common stock at no par value. Issued and outstanding shares of JOE'S common stock as of the effective date will be 112,550 shares.

          5.3 Validity of Shares. When issued in accordance with this Agreement, the common stock and preferred stock to be issued for JOE'S by the Surviving Corporation in connection with

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the Merger shall be validly issued, fully paid and nonassessable.

          5.4 Authority; No Violation.

               5.4.1 JOE'S has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of JOE'S. No other corporate proceedings on the part of JOE'S are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by JOE'S and (assuming due authorization, execution and delivery by Company and the Shareholders) constitutes valid and binding obligations of JOE'S, enforceable against JOE'S in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               5.4.2 Neither the execution and delivery of this Agreement by JOE'S nor the consummation by JOE'S of the transactions contemplated hereby, nor compliance by JOE'S with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of JOE'S or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to JOE'S or any of its properties or assets, or
(iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge, or other encumbrance upon any of the respective properties or assets of JOE'S under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which JOE'S is a party, or by which it or any of its properties or assets may be bound or affected.


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               5.5 Consents and Approvals. Except for the filing of the Articles of Merger with the Oregon Secretary of State pursuant to ORS 60.494, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by JOE'S of this Agreement and (B) the consummation by JOE'S of the Merger and the other transactions contemplated hereby.

SECTION 6. CONDITIONS

          6.1 Conditions to Obligation of ND. The obligation of ND to effect the merger is subject to the satisfaction or waiver of each of the following conditions:

               6.1.1 The representations and warranties of JOE'S set forth in
Section 5 of this Agreement shall be true and correct at the Effective Date as though made on and as of the Effective Date, and all obligations and covenants of JOE'S required under this Agreement to be performed prior to the Effective Date shall have been performed.

               6.1.2 There shall not have been any material adverse change in the business or financial condition of JOE'S from the date hereof through the Effective Date.

               6.1.3 This Agreement shall have been duly approved by the board of directors of JOE'S in accordance with the Oregon Business Corporation Act.

               6.1.4 This Agreement shall have been approved by the holders of a majority of the outstanding shares of common stock of ND entitled to vote thereon and by the holders of a majority of the outstanding shares of common stock of JOE'S entitled to vote thereon in accordance with the Oregon Business Corporation Act.

               6.1.5 All of the ND warrant holders consenting to the procedure detailed above in Section 3.1.1 as part of this Merger Transaction.

          6.2 Conditions to Obligation of JOE'S. The obligation of JOE'S to effect the merger is subject to the satisfaction or waiver of each of the following conditions:

               6.2.1 The representations and warranties of ND set forth in
Section 4 of this Agreement shall be true and correct at the Effective Date as though made on and as of the


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Effective Date, and all obligations and covenants of ND required under this
Agreement to be performed prior to the Effective Date shall have been performed.

               6.2.2 There shall not have been any material adverse change in the business or financial condition of ND from the date hereof through the Effective Date.

               6.2.3 This Agreement shall have been duly approved by the board of directors of ND in accordance with the Oregon Business Corporation Act.

               6.2.4 This Agreement shall have been approved by the holders of a majority of the outstanding shares of common stock of ND entitled to vote thereon and by the holders of a majority of the outstanding shares of common stock of JOE'S entitled to vote thereon in accordance with the Oregon Business Corporation Act.

               6.2.5 All of the ND warrant holders consenting to the procedure detailed above in Section 3.1.1 as part of this Merger Transaction.

SECTION 7. TERMINATION

          7.1 Failure of Shareholder Approval. This Agreement shall automatically terminate in the event it is brought to a vote and not adopted by the holders of a majority of the outstanding shares of common stock of either ND or JOE'S, respectively, entitled to vote thereon at a meeting called for such purpose in accordance with the Oregon Business Corporation Act.

          7.2 Other Termination. This Agreement may be terminated and the merger abandoned at any time prior to the Effective Date, whether before or after submission to or approval by the shareholders of either of the Merging
Corporations:

               7.2.1 By mutual agreement of the boards of directors of ND and JOE'S;

               7.2.2 By the board of directors of ND if any condition provided in Section 8.1 of this Agreement has not been satisfied or waived on or before the Effective Date;

               7.2.3 By the board of directors of JOE'S if any condition provided in Section 8.2 of this Agreement has not been satisfied or waived on or before the Effective Date; or


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               7.2.4 By the board of directors of either ND or JOE'S if the
Effective Date shall not have occurred by September 1, 1998, other than by reason of default by the terminating party.

          7.3 Effect of Termination. In the event of termination of this Agreement as provided in this Section 9, this Agreement shall become wholly void and of no effect, each party shall bear its own expenses, and, except for liability of a party when default by such party has occasioned the termination of this Agreement by the non-defaulting party, there shall be no liability or obligation on the part of either party.

SECTION 8. EMPLOYEE STOCK OPTION PLAN.

          8.1 JOE'S has heretofore adopted several Employee Stock Incentive Plans. At the present time, there are no outstanding options under such plans.

          8.2 As of the effective date, JOE'S shall cancel and terminate all existing Employee Incentive Stock Option Plans and shall adopt a Stock Incentive Compensation Plan in the form attached as Schedule D ("1998 ISOP").

          8.3 ND currently has an Employee Stock Incentive Plan with vested participants (the "Participants") and options outstanding as described in Schedule E.

          8.4 Subject to approval of the Participants, on the Effective Date the Participants shall receive vested options under the 1998 ISOP to purchase common stock of JOE'S as described in Schedule E attached.


SECTION 9. MISCELLANEOUS PROVISIONS

          9.1 Waivers. Each party, by written instrument, may extend the time for performance of any of the obligations or other acts of the other party, waive any inaccuracies of the representations and warranties of the other party, waive compliance with any of the covenants of the other party, waive performance of any of the obligations of the other party set forth in this Agreement, or waive any condition to its obligation to effect the merger other than the conditions contained in Sections 6.1.3, 6.1.4, 6.2.3, and 6.2.4 of this Agreement.


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          9.2 Survival. The representations, warranties, covenants, agreements, terms, and conditions contained or referred to in this Agreement shall survive the Effective Date.

          9.3 Amendment. This Agreement may be amended at any time prior to the Effective Date, whether before or after the meetings of the shareholders of the respective Merging Corporations with approval of the respective boards of directors of the Merging Corporations, provided that no amendment shall change the conversion ratios set forth in Section 3.1 of this Agreement without the approval of the shareholders of the Merging Corporations.

          9.4 Expenses. Each party shall pay the expenses incurred by it in connection with the transactions contemplated hereby.

ND HOLDINGS, INC.                      G. I. JOE'S, INC.



By: /s/ NORMAN DANIELS                 By: /s/ NORMAN DANIELS
    ------------------------------         ------------------------------
    NORMAN DANIELS                         NORMAN DANIELS
    President                              President


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